NEUBERGER BERMAN OCTOBER 31,
2003


Report of Votes of Shareholders Unaudited

A special meeting of shareholders of the Neuberger Berman Real
Estate Income Fund Inc., the Fund, was held on September 23, 2003. Upon completion of the acquisition of Neuberger Berman Inc. by Lehman Brothers Holdings Inc., the Transaction, the management agreement between the Fund and NB Management, and the sub advisory agreement between NB Management and Neuberger Berman LLC automatically terminated. To provide for continuity of management, the shareholders of the Fund voted on the following matters, which became effective upon completion of the Transaction on October 31,
2003

Proposal 1 To Approve a New Management Agreement between the Fund and NB Management

Votes For
Votes Against
Abstentions
4,382,964.000
34,659.000
32,129.000

Proposal 2  To Approve a New Sub Advisory Agreement between NB
Management and Neuberger Berman LLC

Votes For
Votes Against
Abstentions
4,379,437.000
34,219.000
36,096.000

Abstentions were counted as shares that were present and entitled to vote for purposes of determining a quorum and had a negative effect on the proposals.